UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2009

PETROHUNTER ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-51152 (Commission File Number)	98-0431245 (IRS Employer Identification No.)

1600 Stout Street, Suite 2000, Denver, Colorado 80202
(Address of principal executive offices)            (Zip Code)

(303) 572-8900
Registrant’s telephone number, including area code

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On June 11, 2009, the registrant and its wholly-owned subsidiary (collectively “PetroHunter”) closed on the sale of an undivided 25% working interest in its four exploration permits comprising approximately seven million acres in the Beetaloo Basin of the Northern Territory, Australia, to Falcon Oil & Gas Ltd. and its subsidiaries.  Falcon now has a 75% working interest in the Beetaloo Basin project and is the operator.  PetroHunter retains an undivided 25% working interest.

Falcon relieved PetroHunter from the $5 million loan made by Falcon to PetroHunter in October 2008, and a release of the collateral that secured that loan; assumed PetroHunter payables related to the Beetaloo Basin project in the amount of AUD$1.5 million (approximately US$1.18 million); reassigned Falcon’s 25% working interest in five wells located in PetroHunter’s Buckskin Mesa project in the Piceance Basin in Rio Blanco County, Colorado, back to PetroHunter; and assigned its rights to approximately $855,000 of completion capital remaining from the Buckskin Mesa project back to PetroHunter.  In addition to transferring the additional 25% working interest, PetroHunter assigned to Falcon its Beetaloo project inventory and its operator cash bonds, and indemnified Falcon against claims and liabilities relating to plugging, abandonment and site reclamation costs for the five Buckskin Mesa wells.

Marc A. Bruner, the Chairman, CEO and President of Falcon, is the founder and largest shareholder of PetroHunter.  Falcon advised PetroHunter that a committee of the independent directors of Falcon governed the negotiation and entering into of the definitive agreement pertaining to this transaction.  Carmen J. Lotito, a director of PetroHunter, is a director of Falcon Oil & Gas Australia Pty Ltd, Falcon’s subsidiary that owns the 75% working interest.  PetroHunter advised Falcon that Mr. Lotito abstained from voting when PetroHunter’s board of directors voted to approve the definitive agreement.

Item 9.01                Financial Statements and Exhibits

Regulation S-K Number	Document

99.1	News Release dated June 17, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHUNTER ENERGY CORPORATION
June 17, 2009	By: /s/ Martin B. Oring Martin B. Oring Chief Executive Officer

EXHIBIT INDEX

Regulation S-K Number	Document

99.1	News Release dated June 17, 2009